Exhibit 2.4

                                   Page 1 of 6

                                FIRST ADDENDUM TO
                            REORGANIZATION AGREEMENT

       This First Addendum to the Reorganization Agreement ("Agreement") between and among Tamboril Cigar Company, a corporation organized under the laws of the State of Delaware (the "Company"), Axion Power Corporation, a Canadian Federal Corporation, ("Axion") and the persons identified in Schedules A-1 through A-4 (the "Axion Securityholders") is made, entered into and effective this 9th day of January 2004.

       WHEREAS, C and T Co. Incorporated and Dr. Igor Filipenko have agreed to join in and execute the Reorganization Agreement upon the terms and conditions specified in this First Addendum; and

       WHEREAS, Turitella Corporation has agreed to join in the Reorganization Agreement and become an additional Axion Securityholder upon the terms and conditions specified in this First Addendum;

       NOW, THEREFORE, in consideration of the mutual covenants, obligations and benefits hereinafter set forth, the parties hereto agree as follows:

       1. Paragraph 1(c) of the agreement is hereby amended to read in its entirety as follows:

       c. Capitalization. The authorized capital stock of Axion consists of an unlimited number of shares of common stock without par value ("Axion Common"). As of the date hereof one (1) share of Axion Common is issued and outstanding and 3,923,999 shares of common stock are issuable to the founders of Axion for out-of-pocket costs incurred and substantial personal services actually rendered in connection with the organization of Axion. All of the issued and outstanding shares of Axion Common are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Axion' Articles of Incorporation or By-Laws or any other agreement to which Axion is a party or bound. Axion has received the full consideration for the founders' shares and the shares are presently issuable to the persons entitled thereto. Schedule A-1 identifies the owner of the one issued and outstanding share of Axion Common and the beneficial owners of the 3,923,999 founders' shares that will be acquired by the Company pursuant to this Agreement.

       Axion has previously sold $550,000 aggregate principal amount of convertible seed financing notes, which are convertible into Axion Common at a price of $.50 per share. Schedule A-2 identifies the holders of the $500,000 aggregate principal amount of Axion's convertible seed financing notes that will be acquired by the Company pursuant to this Agreement.

       Axion has previously sold $1,000,000 aggregate principal amount of convertible first round private placement notes, which are convertible into Axion units at a price of $.75 per unit. Each Axion unit will include one share of Axion Common and one warrant that entitles the holder to purchase one additional share of Axion Common for a period of one year upon payment of a warrant exercise price $1.00 per share. If the warrants are not exercised within six months from the issue date, the exercise price will increase to $1.50 per share. Schedule A-3 identifies the holders of the $800,000 aggregate principal amount of Axion's convertible first round private placement notes that will be acquired by the Company pursuant to this Agreement.

       Axion has previously sold $350,000 aggregate principal amount of convertible second round private placement notes, which are convertible into Axion units at a price of $1.00 per unit. Each Axion unit will include one share of Axion Common and one warrant that entitles the holder to purchase one additional share of Axion Common for a period of one year upon payment of a warrant exercise price $1.50 per share. If the warrants are not exercised within six months from the issue date, the exercise price will increase to $2.00 per share. Schedule A-4 identifies the holders of the $150,000 aggregate principal amount of Axion's convertible second round private placement notes that will be acquired by the Company pursuant to this Agreement.

       Except as set forth above, there are no bonds, debentures, notes or other debt securities presently outstanding, or any agreements, understandings or arrangements obligating Axion to issue, deliver or sell any debt securities in the future.

       Except as set forth above, there are no options, warrants, calls or other rights, agreements, arrangements or commitments presently outstanding, or any agreements, understandings or arrangements obligating Axion to issue, deliver, sell or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment in the future.

       All of the Axion securities specified above are duly authorized, validly issued, fully paid and nonassessable and are owned by the persons specified in Schedules A-1 through A-4, free and clear of any security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever ("Encumbrances").

       2. Paragraph 3(c) of the agreement is hereby amended to read in its entirety as follows:

       c. Capitalization. The Company has the corporate authority to issue a total of 400,000,000 shares of $.0001 par value common stock and 100,000,000 shares of $0.0001 par value preferred stock, of which 30,000,000 shares of common stock are presently issued and outstanding. All issued and outstanding shares of the Company's common stock are fully paid, validly issued and nonassessable. Except as specifically provided herein, no other capital stock of the Company will be outstanding on the Closing Date. Except as specifically provided herein, no stockholder of the Company will have or obtain any registration rights with respect to any shares of the Company's capital stock that are issued and outstanding on the Closing Date.

       On the closing date, after paying all outstanding third-party debts, the Company will have no material assets and approximately $484,123 in related party debt owed to John L. Petersen and Sally A. Fonner. Immediately after the closing of this agreement, the Company will issue 1,865,731 common stock purchase warrants to each of John L. Petersen and Sally A. Fonner in full and settlement of all related party debts. The warrants will expire on December 31, 2005 and each warrant will entitle the holder to purchase one share of common stock year upon payment of a warrant exercise price of $.125 per share.

       On January 8, 2004, Tamboril issued a total of 3,741,462 warrants to John
L. Petersen as partial compensation for legal services to be provided by Mr. Petersen in connection with the operations of Tamboril after December 31, 2004. The warrants will expire on January 8, 2006 and each warrant will entitle Mr. Petersen to purchase one share of common stock year upon payment of a warrant exercise price of $.125 per share.

       On January 8, 2004, C and T Co. Incorporated agreed to purchase a total of 20,000,000 Tamboril shares from John L. Petersen and Sally A. Fonner for a price of $200,000.

       On January 8, 2004, C and T Co. Incorporated agreed to join in the Reorganization Agreement and transfer certain contractual rights with respect to Axion and Axion's technology to Tamboril in exchange for 25,000,000 common stock purchase warrants. The warrants will expire on December 31, 2005 and each warrant will entitle the holder to purchase one share of common stock year upon payment of a warrant exercise price of $.125 per share.

       On January 8, 2004, Igor Filipenko agreed to transfer all of his right, title and interest in and to 340,000 Axion founders' shares and $50,000 in Axion seed financing notes to Tamboril in accordance with the provisions of the Reorganization Agreement.

       On January 8, 2004, Turitella Corporation agreed to purchase the equivalent of $200,000 in convertible first round private placement notes and $200,000 in convertible second round private placement notes.

       As a condition of the foregoing agreements, C and T Co. Incorporated, Igor Filipenko and Turitella Corporation required that the number of Tamboril shares allocated to Axion's founders be increased from 24,480,000 shares to 31,392,000 shares and that such shares be reallocated among the Axion founders as set forth in Schedule A-1 to this Addendum.

       As a condition of the foregoing agreements, C and T Co. Incorporated, Igor Filipenko and Turitella Corporation required that the number of shares allocated to the Mega-C Shareholders Trust be increased from 114,359,736 shares to 118,167,736 shares.

       Immediately after the closing of this Addendum, the Company will have 201,826,432 shares of Common Stock and 45,225,555 common stock purchase warrants issued and outstanding, which will be held beneficially and of record as follows:



                                                         Common                                      Total
                                                          Stock               Warrants              Ownership

Tamboril Stockholders                                   10,000,000             6,758,859            16,758,859
C and T Co. Incorporated                                20,000,000            25,000,000            45,000,000
MCP stockholders trust                                 118,167,736                                 118,167,736
Axion Founders                                          31,392,000                                  31,392,000
Seed Financing                                           8,800,000                                   8,800,000
First Round Private Placement                           10,666,696            10,666,696            21,333,392
Second Round Private Placement                           2,800,000             2,800,000             5,600,000
                                                        ----------            ----------            ----------
Totals                                                 201,826,432            45,225,555           247,051,987




       3. Except as specifically set forth above and the Amended Schedules attached hereto, all other provisions of the original Reorganization Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TAMBORIL CIGAR COMPANY

         /s/                                            /s/s

Kirk Tierney, president and director         John L. Petersen, chief financial
                                             officer and director

C and T Co. Incorporated

       /s/


Igor Filipenko, president
                                                                /s/

Turitella Corporation                                  Igor Filipenko


       /s/

Authorized representative

                                    EXHIBIT A
                           SCHEDULE OF STOCK ISSUANCES
                                   PAGE 1 OF 2


AMENDED SCHEDULE A-1
HOLDERS OF COMMON STOCK AND
BENEFICIAL OWNERS OF FOUNDERS SHARES

Name of Stockholder or            Axion Shares          Tamboril
Beneficial Owner                   Surrendered       Shares Issued

Thomas Kirkwood (Kirk) Tierney              90,000            720,000
Robert Averill                             540,000          4,320,000
James Smith                                340,000          2,720,000
James Eagan                                400,000          3,200,000
Thomas Granville                           404,000          3,232,000
Igor Filipenko                             340,000          2,720,000
Joseph Piccirilli                          340,000          2,720,000
Joseph Souccar                             340,000          2,720,000
Glenn W. Patterson                         450,000          3,600,000
Canadian Consultants Bureau Inc.           340,000          2,720,000
Ron Bibace                                 340,000          2,720,000
Schedule A-1 Total                       3,924,000         31,329,000

AMENDED SCHEDULE A-2
HOLDERS OF CONVERTIBLE
SEED FINANCING NOTES


Name of Convertible                                 Principal Amount        Axion Shares        Tamboril
Seed Financing Noteholder                               of Notes              Issuable        Shares Issued


Robert Averill                                            $50,000            100,000           800,000

James Smith                                               $50,000            100,000           800,000

James Eagan                                               $50,000            100,000           800,000

Thomas Granville                                          $50,000            100,000           800,000

Igor Filipenko                                            $50,000            100,000           800,000

Joseph Piccirilli                                         $50,000            100,000           800,000

Joseph Souccar                                            $50,000            100,000           800,000

HAP Investments LLC                                       $50,000            100,000           800,000

Canadian Consultants Bureau Inc.                          $50,000            100,000           800,000
Infinity Group LLC                                       $100,000            200,000         1,600,000
Schedule A-2 Total                                       $550,000          1,100,000         8,800,000


                                    EXHIBIT A
                           SCHEDULE OF STOCK ISSUANCES
                                   PAGE 2 OF 2

AMENDED SCHEDULE A-3
HOLDERS OF CONVERTIBLE
FIRST ROUND PRIVATE PLACEMENT NOTES


Name of Convertible
First Round Private                                   Principal Amount       Axion Shares        Tamboril            Tamboril
Placement Noteholder                                      of Notes            Issuable        Shares Issued      Warrants Issued

Robert Averill                                         $    200,000            266,667         2,133,333             2,133,333
James Smith                                            $    100,000            133,333         1,066,667             1,066,667
James Eagan                                            $    100,000            133,333         1,066,667             1,066,667
Thomas Granville                                       $    100,000            133,333         1,066,667             1,066,667
Turitella Corporation                                  $    200,000            266,667         2,133,333             2,133,333
HAP Investments LLC                                    $    200,000            266,667         2,133,333             2,133,333
Canadian Consultants Bureau Inc.                       $    100,000            133,333         1,066,667             1,066,667
Schedule A-3 Total                                     $  1,000,000          1,333,333        10,666,667            10,666,667

AMENDED SCHEDULE A-4
HOLDERS OF CONVERTIBLE
SECOND ROUND PRIVATE PLACEMENT NOTES

Name of Convertible
Second Round Private                                Principal Amount        Axion Shares        Tamboril            Tamboril
Placement Noteholder                                    of Notes              Issuable        Shares Issued      Warrants Issued

James Keim                                              $150,000            150,000         1,200,000             1,200,000
Turitella Corporation                                   $200,000            200,000         1,600,000             1,600,000
Schedule A-4 Total                                      $350,000            350,000         2,800,000             2,800,000
